Filed pursuant to Rule 424(b)(3)

Registration No. 333-249551

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated November 4, 2020)

Velodyne Lidar, Inc.

Up to 32,164,576 Shares of Common Stock

This prospectus supplement supplements the prospectus dated November 4, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-249551). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 13, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 18,282,384 shares of our common stock, $0.0001 par value per share (“common stock”), that are issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”) and up to 375,000 shares of our common stock issuable upon exercise of our working capital warrants issued to Graf Acquisition LLC. The Prospectus and this prospectus supplement also relate to the resale from time to time, upon the expiration of lock-up agreements, by the selling stockholders named in the Prospectus or their permitted transferees of up to 13,507,192 shares of our common stock.

Our common stock and Public Warrants are listed on The Nasdaq Global Select Market under the symbols “VLDR” and “VLDRW,” respectively. On January 12, 2021, the closing price of our common stock was $23.26 and the closing price of our warrants was $8.76.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 13, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2021

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue
San Jose, California	95138
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (669) 275-2251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 13, 2021, Velodyne Lidar, Inc. (the “Company”) entered into an amended and restated employment agreement with Dr. Anand Gopalan, the Company’s Chief Executive Officer, as was a disclosed condition to closing of the transactions contemplated by the Agreement and Plan of Merger (the “Merger”), dated as of July 2, 2020, by and among Graf Industrial Corp. (now known as Velodyne Lidar, Inc.), VL Merger Sub Inc. and Velodyne Lidar, Inc. (now known as Velodyne Lidar USA, Inc.), which condition had been waived for a period of time after closing. The amended and restated employment agreement with Dr. Gopalan, among other things, implements certain compensation changes recommended by the Compensation Committee, which was supported by an independent compensation consultant, in connection with the Company’s common stock becoming publicly traded after the closing of the Merger. In addition to adjusting Dr. Gopalan’s base salary and target bonus for 2021, the amended and restated employment agreement provides that the Company will grant him additional time-based and performance-based stock unit awards covering an aggregate of 228,520 shares of common stock at target-level achievement.  The amended and restated employment agreement also provides Dr. Gopalan with certain rights beginning June 1, 2021 concerning specified severance benefits and vesting acceleration associated with an employment termination.

On January 7, 2021, David Hall informed the Board of Directors of the Company that he has voluntarily transitioned from serving as an employee and executive officer of the Company to a non-executive role, effective immediately. Mr. Hall will continue serving as a non-employee director of the Company. Accordingly, Mr. Hall transitioned from Executive Chairman to Chairman of the Board of Directors on that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: January 13, 2021	By:	/s/ Michael Vella
Michael Vella
General Counsel